Exhibit 3.1

                             Articles of Amendment
                                       to
                           Articles of Incorporation
                                       of

                     ______Bootie Beer Corporation________
    (Name of corporation as currently filed with the Florida Dept. of State)

  _____________________________________ V29219_______________________________
                   (Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of
Incorporation:

NEW  CORPORATE  NAME  (if  changing):

___N/A________

(Must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")
(A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")


AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

________________________________________________________________________________
                     (Attach  additional  pages  if  necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

Amendment  to  Article  3

ARTICLE  3
Capital  Stock

The total amount of capital stock which this Corporation shall have the authority to issue shall be 200,000,000 shares of Common Stock of the par value of $.001 per share and 5,000,000 shares of Preferred Stock of the par value of $1.00 per share.

The  date  of  each  amendment(s)  adoption:  September  19,  2005__

Effective  date if applicable:_______as soon as possible________________________
                             (no  more  than 90 days after amendment file date)

Adoption  of  Amendment(s)  (CHECK  ONE)

[X] The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

[ ] The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by

____________________________________."
(voting  group)

[ ] The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

[ ] The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.


Signature_/s/  Tania  Torruella
          ---------------------
          (By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Tania  Torruella
----------------
(Typed  or  printed  name  of  person signing)

Chief  Executive  Officer
------------------------
(Title  of  person  signing)